UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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PATTERSON-UTI ENERGY, INC.

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10713 West Sam Houston Parkway North, Suite 800

Houston, Texas 77064

(281) 765-7100

May 9, 2019

Dear Stockholder:

By now you should have received a copy of Patterson-UTI Energy, Inc.’s 2019 Proxy Statement along with the proxy card, or the Notice of Internet Availability of Proxy Materials.

We are writing to you today to ask for your support by voting in accordance with the recommendations of our Board of Directors on all proposals. In particular, we are asking for you to vote FOR the approval of the advisory resolution on the compensation of our named executive officers (Proposal No. 4).

In connection with this request for support, we are updating certain information contained in our Proxy Statement, as it relates to actions taken by the Compensation Committee of the Board of Directors regarding 2019 executive compensation.  The information in this document supplements the information contained in our Proxy Statement.

Subsequent to the filing of our Proxy Statement, the Compensation Committee met on April 23, 2019.  At this meeting, the Compensation Committee further considered the feedback of our stockholders as detailed in the “Compensation Discussion and Analysis” section in the Proxy Statement and approved certain changes to the long-term incentive awards granted to our Named Executive Officers (“NEOs”) in 2019.  The following table details certain actions the Compensation Committee took at this meeting to further address specific feedback received from stockholders and to confirm and quantify the intended compensation changes previewed in the “Compensation Discussion and Analysis” section of the Proxy Statement.

What We Heard	What We Did
Total and individual NEO compensation compared to peers was too high as a result of the one-time transaction bonus in 2017.

Reduction in total target value of 2019 long-term incentive awards to NEOs, including the CEO.  The Compensation Committee approved 2019 long-term incentive awards to our NEOs with an aggregate target value of $13.05 million (based on the closing price of our common stock on the date of grant).  This amount represents a reduction of 28%, or $5 million, from the aggregate target value of the 2018 long-term incentive awards granted to our NEOs.  The 2019 long-term incentive award to our CEO had a target grant date value of $5.75 million, which represents a reduction of 18%, or $1.25 million, from the target grant date value of his 2018 long-term incentive award.

Long-Term Incentive Program design: • Having more than 50% of long-term compensation in restricted stock units with time vesting and no performance criteria was viewed as problematic.

More than 50% of our NEOs’ 2019 long-term incentive awards are performance-based.  The Compensation Committee approved 2019 long-term incentive awards to our NEOs with 51% of the target award value in the form of performance units and 49% in the form of restricted stock units.  This constitutes a significant increase in the proportion of performance-based, long-term incentive awards relative to the 2018 LTI mix (for which the target value was 30% in the form of performance units and 70% in the form of restricted stock units).

Long-Term Incentive Program design: • Stockholders would like to see a cap on payouts under the performance units when the absolute TSR is negative.

Capped payout under 2019 performance unit awards if absolute TSR is negative.  Consistent with the disclosure in the Proxy Statement, the 2019 performance unit awards provide for a capped payout at the “target” amount if total stockholder return (“TSR”) during the performance period is negative.

More rigorous performance requirements to earn a target payout under 2019 performance unit awards.  The 2019 performance units require more rigorous performance in order to achieve payout at or above the target amount.  In order to achieve target payout, our relative TSR must equal the 55th percentile when compared to the TSR of the members of our peer group.  This increased rigor is an enhancement to performance units granted to NEOs in 2018 and prior years, which provided for payout of the target amount if our relative TSR equaled the 50th percentile.

Accordingly, subject to the absolute TSR cap described above, the performance units granted in 2019 will be earned based on our TSR over a three-year period (April 1, 2019 to March 31, 2022), when compared to TSR of the members of our peer group as follows:

	Performance Level	Relative TSR Percentile Rank	Payout (as a % of Target)
	Below Threshold	<25th Percentile	0%
	Threshold	25th Percentile	50%
	Target	55th Percentile	100%
	Maximum	75th Percentile	200%

	The grant of shares when achievement is between the 25th and 55th percentile, and the 55th and 75th percentile, will be determined using linear interpolation.

The Compensation Committee believes that the above actions further demonstrate the Compensation Committee’s continued commitment to considering stockholder feedback in the design of our executive compensation program.

Your vote is important. Our Board of Directors recommends that you vote FOR Proposal No. 4, the advisory resolution on named executive officer compensation.

We appreciate your time and consideration on these matters and ask for your support of the Board’s recommendations on each of the proposals at the annual meeting.

On behalf of the Chairman of the Compensation Committee

SETH D. WEXLER
Senior Vice President, General Counsel and Secretary
May 9, 2019